MG Small Cap Fund 10f3

Transactions Q3 2000



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	O2Wireless Solutions, Inc.	Wireless Facillities Inc.	LCC International
Underwriters

Chase, CS First Boston,

Thomas Weisel, FleetBoston Robertson Stephens, Banc of America, Bear Stearns, CIBC, DBAB, DLJ, First Union,

Merrill Lynch, DA Davidson, SunTrust Equitable, Friedman Billings Ramsey, Redwine, Robinson-Humphrey, Sanders Morris Harris, Wachovia

		Credit Suisse First Boston, Hambrecht & Quist, Thomas Weisel Partners, etc.	Donaldson Lufkin & Jenrette, Alex Brown, Oppenheimer, etc. , including Deutsche Morgan Grenfell/CJ Lawrence
Years of continuous operation, including predecessors	>3	>3	>3
Security	OTWO	WFII	LCCI
Is the affiliate a manager or co-manager of offering?	No	No	Yes
Name of underwriter or dealer from which purchased	Chase Hambrecht & Quist	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	8/16/2000	11/4/1999	9/24/1996
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 73,200,000	$ 60,000,000	$ 84,000,000
Total	$ 73,200,000	$ 60,000,000	$ 84,000,000
Public offering price	$ 12.00	$ 15.00	$ 16.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 0.84 (7%)	$ 1.05 (7%)	$ 1.12 (7%)
Shares purchased	3,300	n/a	n/a
$ amount of purchase	$ 39,600	n/a	n/a
% of offering purchased by fund	0.054%	n/a	n/a
% of offering purchased by associated funds*	0.111%	n/a	n/a
Total	0.166%	n/a	n/a
*Small Cap Active Equity